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                 ALLENERGY, MARKETING COMPANY, L.L.C. (MA)
                       Consolidated Income Statement
                        Periods Ended June 30, 1998
      (expressed in millions, rounded to hundred thousands of dollars)
                    (Unaudited, subject to adjustment)

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                                                                    Six
                                                     Quarter        Months
                                                     -------        ------
Revenues                                              $ 21.8       $ 57.6
                                                     -------       ------
Operating expenses
  Cost of sales                                         18.5         55.6
  Selling, general and administrative                    4.3          9.4
  Consulting                                             1.2          2.0
  Other                                                  0.5          0.7
                                                     -------       ------
    Total operating expenses                            24.5         67.7
                                                  -------          ------
Net loss                                             $  (2.7)      $(10.1)
                                                     =======       ======
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